Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the following Registration Statements of Lion Group Holding Ltd. and its subsidiaries (“the Group”) of our report dated April 28, 2023, relating to the Group’s consolidated financial statements as of December 31, 2022 and for the year ended December 31, 2022, which appears in the Annual Report on Form 20-F of the Group for the year ended December 31, 2024. We were dismissed as auditor on August 31, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in the Form 20-F for the periods after the date of our dismissal.

(1)	Registration Statement (Form F-1 No. 333-240292) pertaining to original minority shareholders, PAAC founder shares and shares underlying public warrants,

(2)	Registration Statement (Form F-1 No. 333-249185) pertaining to 2020 PIPE shares and warrants,

(3)	Registration Statement (Form S-8 No. 333-251127) pertaining to 2020 Employee Shares Incentive Plan,

(4)	Registration Statement (Form F-1 No. 333-255202) pertaining to 2021 Call Options,

(5)	Registration Statement (Form F-3 No. 333-269333) pertaining to sale of up to $200,000,000 securities and resale of ADSs issuable upon exercise of warrants owned by ATW Opportunities Master Fund, L.P., and

(6)	Registration Statement (Form S-8 No. 333-275597) pertaining to 2023 Employee Shares Incentive Plan.

We also consent to the reference to our Firm under the caption “Experts” in the above Prospectus.

/s/ UHY LLP

New York, New York

April 30, 2025